Exhibit 99.1

June 16, 2009
FOR IMMEDIATE RELEASE

JUPITER TELECOMMUNICATIONS ANNOUNCES

MAY 2009 SUBSCRIBER FIGURES

Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of May 31, 2009 served by J:COM’s 23 consolidated franchises reached approximately 3.21 million, up 461,500, or 16.8% since May 31, 2008. Combined revenue generating units (RGUs) for cable television, high-speed Internet access and telephony services reached approximately 5.75 million, up 850,000 or 17.4% since May 31, 2008. The bundle ratio (average number of services received per subscribing household) increased to 1.79 as of May 31, 2009 from 1.78 as of May 31, 2008. The cable television digital migration rate as of May 31, 2009 increased to 84% from 72% as of May 31, 2008.

Year-Over-Year Subscribing Household Comparisons: (Rounded to the nearest hundred)

Total consolidated subsidiaries:  23 franchises; 48 systems:

	Revenue Generating Units				Total
	Cable Television	High-Speed Internet Access	Telephony	RGU Total	Subscribing Households
As of May 31, 2009	2,569,700	1,528,600	1,650,600	5,748,900	3,208,300
	Digital: 2,150,200
As of May 31, 2008	2,238,400	1,270,800	1,389,700	4,898,900	2,746,800
Net year-over-year increase	331,300	257,800	260,900	850,000	461,500
Net increase as percentage	14.8%	20.3%	18.8%	17.4%	16.8%

About Jupiter Telecommunications Co.,Ltd.

Established in 1995, Jupiter Telecommunications Co., Ltd. is Japan’s largest multiple system and channel operator. In system operation, J:COM provides cable television, high-speed Internet access, telephony and mobile services to customers through 23 consolidated subsidiaries at the local level serving approximately 3.21 million subscribing households (as of May 31, 2009) in the Sapporo, Sendai, Kanto, Kansai, and Kyushu regions. The number of serviceable households or “homes passed” in J:COM franchise areas is approximately 12.44 million. In channel operation, J:COM invests in and operates 17 thematic channels which are provided to CATV, satellite and telecom operators. Jupiter Telecommunication’s principal shareholder is LGI/Sumisho Super Media and is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English), visit J:COM’s website at http://www.jcom.co.jp/english.html